Exhibit 99.1

SENIOR CREDIT FACILITIES — TERM LOAN B FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Facilities Agreement	Senior Facilities Agreement (the “SFA”) dated 16 March 2010 (the “Signing Date”).

Ultimate Parent	Virgin Media Inc.

Parent	Virgin Media Finance PLC.

Borrowers

Tranche A and the RCF: Virgin Media Investment Holdings Limited (“VMIH”), VMIH Sub Limited, Virgin Media Limited, Virgin Media Wholesale Limited, Virgin Media SFA Finance Limited (a newly incorporated English private limited company with no assets which is wholly-owned by VMIH) and such other UK borrowers as may accede to the SFA in accordance with its terms.

Tranche B: VMIH, VMIH Sub Limited, Virgin Media SFA Finance Limited and such other UK borrowers as may accede to the SFA in accordance with its terms.

Guarantors

To be primarily the same Guarantors and security as under the Existing SFA on the date of first utilisation (the “Closing Date”).  The following as per the Existing SFA apply:

(i)           Guarantors to represent members of the Bank Group generating not less than 80% of Consolidated Operating Cashflow (the “80% Security Test”).

(ii)          The 80% Security Test will be tested annually starting with the financial year ended 31 December 2010.

(iii)         The Company is able to release any Guarantors from any guarantees and/or security if it can demonstrate that the 80% Security Test will be complied with following any such release.

Obligors	The Borrowers and the Guarantors.

Group	Same as the Existing SFA.

Bank Group	Same as the Existing SFA.

Senior Facilities

£1,000,000,000 amortising Senior Term Loan A Facility (“Tranche A”) to be denominated in £ and maturing on 30 June 2015.

Up to £750,000,000 bullet repayment Senior Term Loan B Facility (“Tranche B”) with currency split £/€ TBD and maturing on 31 December 2015.

£250,000,000 multicurrency Revolving Credit Facility (“RCF”) to be denominated in £, $ and € and maturing on 30 June 2015.

Purpose

Tranche A and Tranche B to be used to repay in full all amounts outstanding under the Existing Facilities plus fees and expenses; and

RCF to be used to finance the ongoing working capital needs and general corporate requirements of the Bank Group.

Global Coordinators and Physical Bookrunners	Deutsche Bank AG, London Branch and BNP Paribas London Branch.

MLAs and Bookrunners

Deutsche Bank AG, London Branch, BNP Paribas London Branch, Crédit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, JPMorgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited.

Facility Agent and Security Trustee	Deutsche Bank AG, London Branch (the “Agent” or “Security Trustee”, as the context may require).

Instructing Group	Lenders whose commitments equal or exceed 66 2/3% of the total commitments.

Existing Facilities

The facilities outstanding under the Senior Facilities Agreement dated 3 March 2006 (as amended and restated from time to time) between, among others, the Ultimate Parent and certain of its subsidiaries (as Borrowers and/or Guarantors) (the “Existing SFA”).

Availability and Drawdown

Tranche A: three months from the Signing Date and fully drawn on the Closing Date.

Tranche B: fully drawn on the Closing Date.

RCF: available on a fully revolving basis until one month before the RCF final maturity date. No clean-down of the RCF is required.

Conditions Precedent

No drawdown under Tranche A, Tranche B or the RCF may be made unless the aggregate principal amount of commitments under Tranche B (or other substitute financing) exceeds £600 million. Standard documentary conditions precedent consistent with Existing SFA.

Interest Rate

The rate of interest payable for each interest period shall be the aggregate, per financial year, of (i) the applicable Interest Margin, (ii) LIBOR, US LIBOR or EURIBOR, as applicable (and, in each case, without any floors), and (iii) associated costs rate (if any). Usual interest provisions apply as per the Existing SFA, including default interest of 1.00% above the then applicable Interest Margin level.

Interest Periods

Tranche A:  1, 2, 3 or 6 months or any other period agreed between the Borrowers and the Lenders.

Tranche B:  2, 3 or 6 months or any other period agreed between the Borrowers and the Lenders. The initial Interest Period will be 3 months.

Interest Margin	Tranche A/RCF: 3.50% per annum from the Closing Date, for a period of six months and thereafter subject to the Margin Ratchet provisions. Tranche B: 3.75% area per annum from the Closing Date.

Margin Ratchet	The Interest Margin for Tranche A and the RCF is subject to the following margin ratchet based upon the Total Leverage Ratio:

Total Leverage Ratio		Margin
Greater than:	3.75:1	3.50%
Equal to or less than:	3.75:1 but greater than 3.25:1	3.25%
Equal to or less than:	3.25:1 but greater than 2.75:1	3.00%
Equal to or less than:	2.75:1	2.75%

Upon an Event of Default which is continuing, the Interest Margin for the RCF and Tranche A shall immediately revert to 3.50% per annum until such time that the Event of Default has been remedied or waived.

No limitations on the number of step-downs in the Margin Ratchet that can apply in any quarter.

Tranche B — Issue Price	99 area

RCF — Commitment Fee

40% of the applicable RCF Interest Margin, payable from day to day during the period beginning on the earlier of (i) the Closing Date and (ii) 30 days after the Signing Date through the end of the availability period of the RCF (such fee being due and payable in arrears on the last day of each successive period of three months which ends during such period).

No Closing No Fee	No fees shall be payable unless any utilisations under the SFA are made.

Repayment	Tranche A — In accordance with the following repayment schedule:

Amount repayable

	Repayment date	Repayment amount
	30 June 2011	£150 million
	30 June 2012	£175 million
	30 June 2013	£200 million
	30 June 2014	£200 million
	30 June 2015	£275 million

Tranche B — Repayment in full on its final maturity date. RCF — Repayment on the final day of each interest period and any amounts then outstanding will be repaid in full on its final maturity date.

Voluntary Prepayments

Tranche A: In whole or in part without penalty or premium (but including any break costs, if applicable) on terms substantially similar to the Existing SFA.

Tranche B: In whole or in part on terms substantially similar to the Existing SFA (including any break costs, if applicable) subject to a 1.00% prepayment premium during the first 12 months from the Closing Date, provided that the prepayment premium shall only be payable:

(i)            upon the occurrence of a Change of Control; or

(ii)           upon a refinancing of Tranche B in whole.

Mandatory Prepayments

Mandatory prepayment of all outstandings and cancellation of all commitments under the SFA will be required upon the occurrence of a Change of Control.

The definition of Change of Control is based on the definition as applies to the existing senior secured notes but amended, among other things, to incorporate additional triggers in the event that:

(i)           either of the Borrowers, Virgin Media Finance PLC, Virgin Media Secured Finance PLC or Virgin Media Investments Limited (“Intermediate Holdco”) ceases to be a direct or indirect wholly-owned subsidiary of the Ultimate Parent;

(ii)          Intermediate Holdco ceases to be a direct wholly-owned subsidiary of VMIH;

(iii)         any Material Subsidiary (other than Intermediate Holdco and VMIH) ceases to be a direct or indirect wholly-owned subsidiary of Intermediate Holdco; or

(ii)          a change of control occurs under any of Virgin Media’s existing or future high yield notes or senior secured notes.

Mandatory prepayment is also required in respect of net proceeds received from:

(i)           disposals; and

(ii)          insurance claims;

subject to the Prepayment Threshold, customary and existing exceptions and de-minimis thresholds for disposals and insurance claims, in each case, of £2.5 million per event or series of related events.

As per the Existing SFA, the first £200 million of any net proceeds from each Content Transaction shall be retained by the Bank Group and may be applied at the Company’s discretion. The Prepayment Threshold does not apply to net proceeds from a Content Transaction.

The covenant requiring that the aggregate amount of all outstandings and commitments at all times exceeds £1 billion has been retained. To facilitate compliance with this covenant, no mandatory prepayment is required to be made if such payment would result in the aggregate amount of all outstandings under Tranche A, Tranche B and any additional term loan facilities to fall below £1 billion (except for any such mandatory prepayment due upon the occurrence of a Change of Control or illegality).

Excess Cashflow Sweep

Commencing with the financial year ended 31 December 2011, a percentage of excess cashflow in each financial year in excess of the Prepayment Threshold Amount shall be applied in prepayment of the Senior Facilities. Such percentage shall be by reference to the Total Leverage Ratio as follows:

Total Leverage Ratio	Applicable percentage %
Greater than 3.75:1	50%
Equal to or less than 3.75:1 but greater than 3.00:1	25%
Equal to or less than 3.00:1	0%

Equity Proceeds

On the issue of new equity by the Group, the Borrowers will (subject to the Prepayment Threshold and customary and existing exceptions) prepay or procure the prepayment of an amount of the Senior Facilities equal to a variable

	percentage of the net cash proceeds of the issue, such percentage to be calculated by reference to the Total Leverage Ratio as follows:

	Total Leverage Ratio	Applicable percentage %
	Greater than 3.75:1	50%
	Equal to or less than 3.75:1 but greater than 3.00:1	25%
	Equal to or less than 3.00:1	0%

Prepayment Threshold

Any mandatory prepayment from

(i)          any net proceeds of disposals (excluding the net proceeds from any Content Transaction) or insurance claims;

(ii)         excess cashflow; or

(iii)        equity proceeds,

shall not be required to be made unless the aggregate of any such proceeds in any financial year, after giving effect to any applicable de-minimis thresholds, is in excess of an amount equal to 10% of the Consolidated Operating Cashflow for the previous financial year. Any excess amount shall be applied in accordance with the relevant mandatory prepayment provisions.

Trapped Cash	As per the Existing SFA.

Application

For as long as no Event of Default is outstanding, any voluntary prepayments shall be applied to Tranche A and/or Tranche B at the Company’s discretion.

Any mandatory prepayment and, for as long as an Event of Default is continuing, any voluntary prepayment shall, in each case, be applied against Tranches A and B (pro rata), then RCF.  Any prepayment of Tranche A will be applied pro rata against the Tranche A repayment instalments, as applicable, provided each Borrower may elect to apply any such mandatory or voluntary prepayment against the next four Tranche A repayment instalments in chronological order of maturity and, thereafter, against the remaining instalments pro rata.

Tranche B Lenders have the option to decline prepayment during the first 12 months in which case those proceeds shall be used in prepayment to Tranche A Lenders and any accepting Tranche B Lenders, as applicable, on a pro rata basis.

Financial Covenants

Financial covenants tested quarterly on a rolling 12 month basis, in accordance with US GAAP as follows:

(i)          Consolidated Total Net Debt/Consolidated Operating Cashflow (the “Total Leverage Ratio”); and

(ii)         Consolidated Operating Cashflow/Consolidated Total Net Cash Interest Payable (the “Interest Coverage Ratio”),

commencing on 30 June 2010.

	Financial covenant ratios are as set out in Annex A. The financial covenants shall be tested quarterly or, for as long as the Total Leverage Ratio is 3.00:1 or lower, semi-annually.

The financial covenant definitions are based on the definitions in the Existing SFA with certain amendments to reflect certain requirements of the Group, including, but not limited to:

(i)            The definition of Consolidated Total Net Debt includes the convertible notes issued by the Ultimate Parent and all other non-Bank Group indebtedness that is designated to be serviceable by the Bank Group.

(ii)           Add-backs to the definition of “Consolidated Operating Cashflow”:

(A)     restructuring charges and related costs up to £125 million over the first three years following the Closing Date provided that such amount shall not exceed £75m in each twelve month period following the Closing Date;

(B)      professional fees and expenses of £15 million per financial year in relation to any proposed or completed financings, acquisitions or disposals; and

(C)      any fees and expenses payable in relation to any proposed or completed Content Transaction not exceeding £10 million in any financial year.

In the event that the Company adopts IFRS, it shall provide the Agent with a revised set of financial covenant ratio levels and financial covenant definitions resulting from such change that are substantially equivalent to the ratio levels and definitions in existence at such time on the basis of US GAAP as confirmed by a report of a reputable accounting firm.  Such revised ratio levels and definitions shall become effective if the Agent (acting on the instructions of an Instructing Group) has not objected (acting reasonably) to such revised ratio levels and definitions within 60 days after receipt thereof by the Company.

Equity Cure Right	Same as per Existing SFA, except that the cure period has been extended from 5 to 15 business days following delivery of the applicable compliance certificate.

Representations and Warranties	Substantially similar to the Existing SFA.

Information Undertakings

Substantially similar to the Existing SFA subject to certain amendments reflected in the SFA, including that the budget is required to be delivered to the Agent no later than 45 days after the beginning of each financial year.

Non-financial Undertakings	Substantially similar to the Existing SFA subject to certain amendments reflected in the SFA. The following are highlights of the changes from the Existing SFA:

Permitted Payments Existing limitations on dividends is retained with the following changes: • No limitations on use of distributions once Total Leverage Ratio test is met.

• Amount of permitted payments that can be paid outside the bank group to round-trip cash for tax optimisation purposes increased to £300 million at any one time.

•      Any payments to redeem, repay, purchase, defease or otherwise retire the existing senior unsecured notes due 2014 issued by the Parent (including any costs and expenses in connection therewith) are permitted.

• Any payments in relation to the servicing of interest payable on the existing convertible notes issued by the Ultimate Parent (including any refinancing thereof) are permitted.

•      Servicing of any Financial Indebtedness incurred outside the Bank Group is permitted, provided that such Financial Indebtedness would have been permitted to be incurred by the Bank Group under the covenant restricting the incurrence of Financial Indebtedness (and such Financial Indebtedness will subsequently be treated as Bank Group debt for purposes of that covenant).

Incurrence of Financial Indebtedness

•      Any member of the Bank Group may incur additional Financial Indebtedness if, after giving effect to such incurrence, the Total Leverage Ratio would not exceed a ratio equal to the product of:

(i)    the Total Leverage Ratio applicable at the next financial covenant testing date, and

(ii)   0.9,

provided that any such Financial Indebtedness is subject to the Group Intercreditor Agreement and the HYD Intercreditor Agreement.

•      No restrictions on the refinancing of the existing convertible notes issued by the Ultimate Parent with additional senior unsecured notes ranking pari passu with the existing unsecured high yield notes.

•      The general Financial Indebtedness basket of £330 million now constitutes a stand-alone basket separate from the basket for finance leases and vendor financing arrangements.

•      No restrictions on the refinancing of any Financial Indebtedness permitted to be incurred or outstanding under the SFA through the issuance of additional unsecured high yield notes provided that (i) the final maturity date of such notes is not earlier than the maturity date of the Financial Indebtedness being refinanced; (ii) the average life of such notes is not less than the remaining average life of the Financial Indebtedness being refinanced; (iii) the principal amount of such notes shall not exceed the principal amount of the Financial Indebtedness being refinanced (plus any fees, expenses and premiums payable in connection with such refinancing); and (iv) no guarantees are granted by members of the Bank Group other than VMIH and Intermediate Holdco and any such guarantees are granted on subordination and release terms substantially the same as the guarantees of the existing high yield notes and subject to the HYD Intercreditor Agreement or a supplemental intercreditor agreement.

Liens

Additional Financial Indebtedness may be incurred by any Obligor that will be secured with all or part of the Security granted in favour of the Senior Facilities in the form of Additional Facilities, stand-alone financings or additional senior secured notes so that such additional Financial Indebtedness ranks pari passu with the Senior Facilities or is secured behind the Senior Facilities, provided that:

(i)          the ratio of Consolidated Senior Net Debt to Consolidated Operating Cashflow (giving pro forma effect to any such Additional Financial Indebtedness) would be equal to or less than 2.25:1 for all Financial Indebtedness other than where the proceeds are used to refinance any of (A) the Senior Facilities (including any Additional Facility), (B) any senior secured notes or (C) any other Financial Indebtedness which is secured on the assets that are subject to the security being granted in favour of the Senior Facilities;

(ii)         the proceeds of any such Financial Indebtedness shall not be used in payment of any dividends to the Ultimate Parent’s equity holders or any stock repurchases;

(iii)        (A) any additional Financial Indebtedness which ranks pari passu with the Senior Facilities is subject to the terms of the Group Intercreditor Agreement and (B) any security for any additional Financial Indebtedness ranking behind the Senior Facilities is subject to an intercreditor agreement which subordinates such security (and any rights in relation to any payment thereunder) to the Senior Facilities; and

(iv)        no Financial Indebtedness the proceeds of which are used to refinance or repay any of unsecured high yield notes due 2016 shall be secured on the basis of this exception prior to 1 August 2011.

A basket for any liens over property and other assets (with such property and/or assets being released from the Security in favour of the Senior Facilities) to satisfy any pension plan contribution liabilities has been added subject to a cap of £100 million at any time (such basket amount to be reduced pro rata by any amount utilised under the corresponding basket in the disposals covenant as set out below).

Parent Debt and Parent Covenant

The limitations on incurrence by the Parent of Financial Indebtedness (other than Financial Indebtedness serviceable by the Bank Group) and the holding company restrictions on the Parent no longer apply.

Disposals

•      A basket for any disposals of property and other assets to satisfy any pension plan contribution liabilities has been added subject to a cap of £100 million at any time (such basket amount to be reduced pro rata by any amount utilised under the corresponding basket in the liens covenant as set out above).

•      The basket for disposals pursuant to sale and leaseback transactions is no longer aggregated with the Financial Indebtedness basket for finance leases and vendor financing arrangements.

•      Any unused portion of the annual basket in relation to outsourced services may be carried forward into the following financial year and such carry-forward amount shall be deemed to be spent first in such following financial year.

Acquisitions

A Permitted Acquisition may be financed with the proceeds of new equity, any available cash within the Group and any Financial Indebtedness that is permitted to be incurred under the Non-financial Undertakings.

Loans and Guarantees The general loans basket has been increased from £85 million to £100 million.

Acquisition of High Yield Notes

Any Obligor is permitted to acquire any of the existing or future unsecured high yield notes issued by a Group member provided that an amount equal to the purchase price paid for such acquisition would be permitted under the Non-financial Undertakings to be distributed, dividended, loaned or otherwise paid out of the Bank Group at such time, and provided further that to the extent any such acquisition is made in reliance on any basket amount under any Non-financial Undertaking, such amount shall be reduced by an amount equal to the consideration paid for any such acquisition.

Events of Default

Substantially similar to the Existing SFA subject to customary grace periods and additional exceptions and amendments including, but not limited to:

(i)          the time periods set out for non-payment defaults have been increased (A) from 1 business day to 3 business days for non-payment of principal and (B) from 3 business days to 5 business days for non-payment of interest;

(ii)         the cure periods for breaches of certain Non-financial Undertakings have been increased from 10 business days to 15 business days;

(iii)        the event of default which is triggered upon any Obligor ceasing to be a direct or indirect wholly owned subsidiary of VMIH has been deleted;

(iv)        the thresholds that apply in relation to cross-defaults and execution/distress have been increased from £35 million to £50 million;

(v)         the illegality event of default only applies to material obligations; and

(vii)       the intercreditor agreement event of default only applies to material defaults.

Group Business

The limitation in the Existing SFA on the type of business in which the Group may engage has been retained.  The limitation in the Existing SFA on the geographic scope of any such business activities has been amended to allow the Group to operate a portion of its business outside the UK provided that the percentage of Consolidated Operating Cashflow generated by any operations outside the UK, the Isle of Man, the Republic of Ireland and the Channel Islands shall at the time of any formation or acquisition of any business in any such jurisdiction not exceed 40% of the pro forma Consolidated Operating Cashflow on the most recent quarter end prior to any such formation or acquisition (provided that any subsequent investments in any such business following its formation or acquisition shall be exceptions for purposes of compliance with this test).

Additional Facilities	The Company has the ability to add additional facilities to the SFA without the consent of the lenders (other than lenders assuming a commitment under any such additional facility) subject to certain restrictions, including:

(i)            the incurrence of indebtedness under such additional facility and the granting of any liens in favour of such indebtedness is permitted by the Non-financial Undertakings;

(ii)           the final maturity date for such additional facility shall be no earlier than 31 December 2015 and, in the event that such additional facility provides for any scheduled repayments prior to 31 December 2015, the weighted average life to maturity of such additional facility shall not be shorter than the weighted average life to maturity of Tranche A at the time of establishment of such additional facility;

(iii)          the proceeds of such additional facility shall not be used in payment of any dividends to the Ultimate Parent or, prior to 1 August 2011, in repayment of any of the high yield notes due 2016;

(iv)          such additional facility is permitted to be in the form of a revolving loan only if (A) the RCF commitments at such time are equal to zero and (B) the aggregate principal amount of all revolving facility commitments under the SFA do not exceed £500 million at any time; and

(v)           the terms of such additional facility relating to prepayments, financial and non-financial covenants (other than relating to dividends restricted payments) and events of default shall not be more onerous to the Bank Group as a whole than the terms of the SFA, the high yield notes due 2014 or the existing senior secured notes and shall give no independent rights to the additional facility lenders (as a separate class) to accelerate.

Hedging

Substantially similar to the Existing SFA which requires the Company to maintain certain interest rate and currency hedges with respect to the Senior Facilities, any senior secured notes and any unsecured high yield notes for specified periods of time.

Security

As provided under the existing Security Documents and, on a going forward basis, subject to the 80% Security Test and certain exceptions, security over:

(i)          the shares of each member of the Bank Group; and

(ii)         all or substantially all of the assets (present and future) of each member of the Bank Group.

In addition, the Parent will provide a share pledge over all of the shares in VMIH and an assignment over all inter-company loans made to VMIH.

The security granted in favour of the facilities under the Existing SFA shall remain in place and shall secure the Senior Facilities without any requirement to grant any new security or amend any of the existing Security Documents.

As per the Existing SFA, the Company is permitted to release any security if it can demonstrate that the 80% Security Test will be complied with following any such release.

Assignment/ Transferability

The Lenders may assign or transfer their rights provided that any such assignment or transfer does not result in a participation of more than zero but less than £5 million (or its equivalent in US$ or €) save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which participates in the institutional market which would result in such entity holding an aggregate participation of at least £1 million (or US$1 million or €1 million), provided further that prior consent of VMIH is received (other than in respect of an assignment by a lender to its affiliate which is a qualifying lender or, in respect of an assignment or transfer to any third party at any time after the occurrence of any major Event of Default which is continuing), such consent not to be unreasonably withheld and to be deemed to have been given if not declined in writing within 10 Business Days of a written request by any Lender to VMIH.

Lenders are required to give a representation as to their tax status and provide appropriate evidence of their corporate and tax status.

Amendments	Substantially similar to the Existing SFA.

Yank the Bank

As per the Existing SFA, which applies in the event that a consent, amendment or waiver is requested which requires the agreement of all Lenders affected thereby and Lenders representing not less than 80% of the commitments under the Senior Facilities have agreed to such consent, waiver or amendment. No prepayment fee is payable to any dissenting Lender which assigns or transfers its rights under the SFA as a result of the exercise of this clause by the Company.

Debt Buy-backs

Provisions have been added which permit open market purchases of SFA debt by any Obligor, along with provisions relating to disenfranchisement of purchased debt and related information restrictions as provided for in the LMA Form of Senior Facilities Agreement.  In addition, any such buy-backs are subject to the following:

(i)          any debt that has been purchased by an Obligor shall not count as Financial Indebtedness and no profits or losses resulting from a buy-back shall be taken into account, in each case for purposes of the Financial Covenant calculations;

(ii)         any debt that has been purchased by an Obligor shall only be held by Obligors and not resold to any third parties;

(iii)        any Obligor holding any purchased debt shall not be able to exercise any enforcement rights in relation to such debt;

(iv)        any purchased debt shall be subject to security in favour of the Lenders; and

(v)         any Obligor holding any purchased debt shall not receive any proceeds of (A) any mandatory or voluntary prepayment or (B) any enforcement action until all other lenders under the applicable tranche have been repaid in full.

The limitations set out under paragraphs (i), (iii) and (v) above also apply in the event that any member of the Group that is not a member of the Bank Group purchases any debt under the Senior Facilities as if such Group member was an Obligor.

Costs and Expenses

All reasonable third party professional fees (including legal fees and any value added tax thereon) and out-of-pocket expenses incurred in the negotiation, preparation, printing, execution and perfection of all related documentation by the Mandated Lead Arrangers and the Agent at any time in relation to the Senior Facilities up to cap agreed with the Company will be for its account.

Governing Law/ Jurisdiction	English law and the Courts of England.

Taxes

All payments by the Obligors will be made free and clear of all taxes or other deductions or withholdings save to the extent required by law. Standard gross-up provisions apply (including no gross-up in respect of treaty lenders which have not complied with all procedural formalities to allow them to be paid without withholding).

Intercreditor Agreements	The existing Group Intercreditor Agreement and HYD Intercreditor Agreement remain in place without any amendments.

Annex A

Financial Covenant Ratios

Quarter Date	Total Leverage Ratio	Interest Coverage Ratio
30 June 2010	4.85:1.00	2.50:1.00
30 September 2010	4.80:1.00	2.55:1.00
31 December 2010	4.70:1.00	2.65:1.00
31 March 2011	4.60:1.00	2.75:1.00
30 June 2011	4.40:1.00	2.80:1.00
30 September 2011	4.35:1.00	2.85:1.00
31 December 2011	4.30:1.00	2.95:1.00
31 March 2012	4.25:1.00	3.00:1.00
30 June 2012	4.10:1.00	3.05:1.00
30 September 2012	4.10:1.00	3.10:1.00
31 December 2012	4.10:1.00	3.10:1.00
31 March 2013	4.05:1.00	3.15:1.00
30 June 2013	3.85:1.00	3.20:1.00
30 September 2013	3.80:1.00	3.25:1.00
31 December 2013	3.80:1.00	3.35:1.00
31 March 2014	3.75:1.00	3.45:1.00
30 June 2014	3.55:1.00	3.55:1.00
30 September 2014	3.55:1.00	3.70:1.00
31 December 2014	3.50:1.00	3.80:1.00
31 March 2015	3.50:1.00	3.95:1.00
30 June 2015	3.25:1.00	4.00:1.00
30 September 2015	3.25:1.00	4.00:1.00
31 December 2015	3.00:1.00	4.00:1.00